Exhibit 99

HARDINGE INC.	Contact:
One Hardinge Drive	Kelly R. Baker, Treasurer
Elmira, N.Y. 14902	(607) 378-4302

HARDINGE FOURTH QUARTER SALES UP 19% AND

EPS MORE THAN TRIPLES THE PRIOR YEAR QUARTER

•                  Fourth quarter net income of $6.2 million, up $4.4 million from prior year

•                  Net sales of $326.6 million for 2006, a 13% increase over the prior year

•                  2006 net income nearly doubled to $14.0 million

•                  Orders up 23% in fourth quarter and 20% for full year

ELMIRA, N.Y. — February 22, 2007 — Hardinge Inc. (NASDAQ: HDNG), a leading provider of advanced material-cutting solutions, today reported increased sales and profitability for the fourth quarter and full year 2006 compared to the same periods in 2005.

Net sales for the fourth quarter of 2006 were $93.4 million, an increase of 19%, compared to $78.5 million of net sales for the fourth quarter of 2005.  Net sales were $326.6 million for 2006, an increase of 13%, compared to $289.9 million for 2005.

Net income for the fourth quarter of 2006 was $6.2 million, or $0.71 per basic and fully diluted share, compared to $1.9 million, or $0.21 per basic and diluted share, in the fourth quarter of 2005.  Net income for 2006 was $14.0 million, or $1.59 per basic share and $1.58 per diluted share, compared to $7.0 million, or $0.80 per basic share and $0.79 per diluted share, for 2005.

“During 2006 we emphasized our belief that Hardinge remains solidly positioned to benefit from a combination of the strong worldwide machine tool market and the continued expansion of the Company’s product line, and our fourth quarter and full year results support this premise,” said J. Patrick Ervin, Chairman, President and Chief Executive Officer.  “As was widely predicted, the global business environment for machine tools was strong last year, and our focused strategy for growth and improved operating performance enabled us to realize solid increases in sales and earnings.  With record net sales of $326.6 million, and net income which was nearly double 2005, we clearly reinforced Hardinge’s position as a significant global competitor in the machine tool industry.  Equally gratifying for us was the market balance we achieved in 2006, with 36% of sales coming from North America, 39% from Europe, and 25% from the fast-growing Asian market.”

The following table summarizes the Company’s net sales by geographical region for the three- and twelve-month periods ended December 31, 2006 and 2005, respectively:

	(U.S. dollars in thousands)
	Three Months Ended			Year Ended
	December 31,			December 31,
	2006	2005	% Change	2006	2005	% Change
Sales to customers in:
North America	$31,021	$30,109	3%	$118,157	$105,851	12%
Europe	39,682	31,163	27%	127,507	116,723	9%
Asia & Other	22,721	17,233	32%	80,957	67,351	20%
	$93,424	$78,505	19%	$326,621	$289,925	13%

Net sales to customers in all regions increased in the three- and twelve-month periods ending December 31, 2006 compared to the same periods in 2005.  The net sales increase for fourth quarter 2006 was driven by growth in the lathe, grinding and milling product lines in virtually all of the Company’s major markets.  The net sales increase for full year 2006 compared to 2005 was driven primarily by growth in the lathe and grinding product lines in virtually all of the Company’s major markets.

The translation of foreign currencies had a favorable impact on net sales of $3.5 million in the fourth quarter of 2006 and had a favorable impact on net sales of $1.4 million for the full year.

The following table summarizes the Company’s orders by geographical region for the three- and twelve-month periods ended December 31, 2006 and 2005, respectively:

	(U.S. dollars in thousands)
	Three Months Ended			Year Ended
	December 31,			December 31,
	2006	2005	% Change	2006	2005	% Change
Orders from customers in:
North America	$25,037	$26,775	(6)%	$124,652	$110,198	13%
Europe	41,932	30,926	36%	146,924	123,212	19%
Asia & Other	19,556	12,479	57%	76,265	56,985	34%
	$86,525	$70,180	23%	$347,841	$290,395	20%

Orders for the three months ended December 31, 2006 were $86.5 million, an increase of 23%, compared to $70.2 million in the same period in 2005. Orders for 2006 were $347.9 million, an increase of 20%, compared to $290.4 million in 2005. The Company’s consolidated backlog at December 31, 2006 was $99.6 million, compared to an adjusted backlog of $78.2 million at December 31, 2005.

Gross profit for the three months ended December 31, 2006 was $29.6 million, an increase of $3.6 million or 14%, compared to the same period in 2005.  Gross profit for full year 2006 was $100.2 million, an increase of $9.9 million or 11%, compared to 2005.  Gross profit increased primarily due to higher net sales.  Gross margin for the three- and twelve-month periods ended December 31, 2006 was 31.7% and 30.7% of net sales, respectively, compared to 33.1% and 31.1% for the same periods in 2005.  The reduction in gross margin for 2006 resulted from differences in product mix, market mix, and distribution channel.

Selling, general, and administrative (SG&A) expenses were $21.3 million for fourth quarter 2006, a decrease of $1.4 million or 6%, compared to $22.7 million for the same period in 2005.  SG&A expense as a percentage of net sales was 22.8% for fourth quarter 2006, down from 28.9% in 2005.  SG&A expenses were $77.1 million for 2006, an increase of $2.3 million or 3%, compared to $74.7 million in 2005.  SG&A expense as a percentage of net sales was 23.6% in 2006, down from 25.8% in 2005. SG&A expense as a percentage of sales continues to decrease as the company is able to leverage against increased sales volume. The primary drivers for the SG&A increase for 2006 compared to 2005 were volume-related commission expense and selling and marketing expenses, partially offset by a reduction to bad debt expense.

Interest expense was $5.3 million in 2006, an increase of $1 million or 24% from 2005. The increase was due to higher average borrowings incurred to finance the buyout of the Company’s minority interest in Hardinge Taiwan Limited in December 2005, along with the purchase of the Bridgeport technical information in January 2006.

Income taxes for the three months ended December 31, 2006 were $1.2 million compared to an income tax benefit of $0.5 million for the same period in 2005. Included in the fourth quarter of 2006 was the impact of a reduction in income taxes for 2006, relating to deferred taxes, resulting from a decrease in the statutory corporate tax rate of one of the Company’s wholly owned Swiss subsidiaries. The effective income tax rate for 2006 was 24.7% as compared to 20.0% for 2005.

In December 2005, the Company acquired the remaining 49% interest in Hardinge Taiwan Precision Machinery Limited, which is treated as a consolidated subsidiary. As a result of this transaction, there is no minority interest reduction to consolidated net income in 2006 compared to a reduction $0.9 million and $2.5 million, respectively, for the three and twelve month periods ended December 31, 2005.

“Our success is attributable to a commitment we initiated in the mid 1990s to transition Hardinge from its dependency on the North American market to its current position as a balanced global manufacturer and marketer of high performance machine tools,” Mr. Ervin continued.  “Hardinge is positioned for continued growth with a diverse array of end-user markets and customers in aerospace and defense, automotive and transportation, communications and electronics, pharmaceutical and medical device manufacturing, construction, basic consumer goods, and many other industries.  Historically, individual machine tool markets have been cyclical in nature over time, like most manufacturing industries.  Our expanded global access, new products and diversified customer base – where no single customer is responsible for more than 7% percent of net sales – has greatly reduced the potential effect of a regional market downturn.  The geographic markets and industries in which we operate often experience growth and downturns at different times, giving us the ability to focus our sales efforts on the markets and industries that are growing.  Looking ahead, we also see ample opportunity for additional industry consolidation, with many smaller and specialized companies available for acquisition consideration.”

The Company also announced that its Board of Directors has declared a cash dividend of $0.05 per share on its common stock.  The dividend is payable on March 9, 2007 to stockholders of record as of March 2, 2007.

The Company will host a conference call at 11:00 AM today to provide additional detail related to fourth quarter and year-to-date performance.  The call can be accessed by dialing 1-866-838-2057, or via the internet live at http://videonewswire.com/event.asp?id=37483.  It may also be accessed in replay form within the “Investor Relations” section at the Company’s website, www.hardinge.com, where it will be posted for one full year.  You may also access a recording approximately one hour after its completion by dialing 1-888-284-7564, and entering the reference number: 204343.  This recording will be available throughout the current quarter, ending March 31, 2007.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol, “HDNG.”  For more information, please visit www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

–  Financial Tables Follow  –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Net sales	$93,424	$78,505	$326,621	$289,925
Cost of sales	63,776	52,493	226,470	199,642
Gross profit	29,648	26,012	100,151	90,283

Selling, general and administrative expenses	21,257	22,691	77,054	74,723
Income from operations	8,391	3,321	23,097	15,560

Interest expense	1,412	1,275	5,294	4,284
Interest (income)	(500)	(176)	(713)	(569)
Income before income taxes and minority interest in (profit) of consolidated subsidiary	7,479	2,222	18,516	11,845
Income taxes	1,244	(517)	4,566	2,373
Minority interest in (profit) of consolidated subsidiary	—	(862)	—	(2,466)
Net income	6,235	1,877	13,950	7,006

Retained earnings at beginning of period	111,138	102,608	104,219	98,277
Less dividends declared	441	266	1,237	1,064
Less adjustment for FAS 158 Pension change in measurement date	494	—	494	—
Retained earnings at end of period	$116,438	$104,219	$116,438	$104,219

Per share data:

Basic earnings per share:	$0.71	$0.21	$1.59	$0.80
Weighted average number of common shares outstanding	8,780	8,767	8,770	8,761

Diluted earnings per share:	$0.71	$0.21	$1.58	$0.79
Weighted average number of common shares outstanding	8,811	8,824	8,809	8,822

Cash dividends declared per share:	$0.05	$0.03	$0.14	$0.12

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands, except preferred and common share and per share amounts)

	December 31,	December 31,
	2006	2005

Assets

Current assets:
Cash	$6,762	$6,552
Accounts receivable, net	73,149	67,559
Notes receivable, net	4,930	4,060
Inventories	132,834	117,036
Deferred income tax	747	744
Prepaid expenses	9,216	6,921
Total current assets	227,638	202,872

Property, plant and equipment:
Property, plant and equipment	176,754	170,961
Less accumulated depreciation	112,702	104,640
Net property, plant and equipment	64,052	66,321

Other assets:
Notes receivable	1,983	3,683
Deferred income taxes	246	455
Intangible pension asset	—	247
Other intangible assets	11,849	7,438
Goodwill	19,110	17,699
Other long term assets	6,170	1,561
	39,358	31,083

Total assets	$331,048	$300,276

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands, except preferred and common share and per share amounts)

	December 31,	December 31,
	2006	2005

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$31,462	$26,454
Notes payable to bank	4,525	3,803
Deferred purchase price of acquisitions	—	5,129
Accrued expenses	22,542	19,920
Accrued pension expense	—	2,375
Accrued income taxes	3,640	3,223
Deferred income taxes	2,717	2,592
Current portion of long-term debt	5,758	12,955
Total current liabilities	70,644	76,451

Other liabilities:
Long-term debt	67,578	50,356
Accrued pension expense	26,814	19,731
Deferred income taxes	1,673	2,646
Accrued postretirement benefits	2,414	5,985
Derivative financial instruments	433	1,709
Other liabilities	4,383	4,405
	103,295	84,832

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; but unissued at December 31, 2006 and December 31, 2005.
Common stock, $.01 par value:
Authorized shares - 20,000,000;
Issued shares – 9,919,992 at December 31, 2006 and December 31, 2005	99	99
Additional paid-in capital	60,355	60,387
Retained earnings	116,438	104,219
Treasury shares – 1,083,117 at December 31, 2006 and 1,063,287 shares at December 31, 2005.	(13,916)	(13,697)
Accumulated other comprehensive (loss) income	(5,253)	(11,029)
Deferred employee benefits	(614)	(986)
Total shareholders’ equity	157,109	138,993

Total liabilities and shareholders’ equity	$331,048	$300,276

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended
	December 31,
	2006	2005

Operating activities
Net income	$13,950	$7,006
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,545	8,309
Provision for deferred income taxes	(43)	(1,734)
Minority interest	—	2,466
Foreign currency transaction loss	(1,229)	(1,490)
Changes in operating assets and liabilities:
Accounts receivable	(3,698)	(5,846)
Notes receivable	869	5,590
Inventories	(10,471)	(22,586)
Other assets	(4,947)	(1,395)
Accounts payable	4,254	1,613
Accrued expenses	(2,974)	2,176
Accrued postretirement benefits	(575)	57
Net cash provided by (used in) operating activities	4,681	(5,834)

Investing activities
Capital expenditures	(3,591)	(4,814)
Purchase of minority interest in Hardinge Taiwan	(110)	(9,022)
Purchase of U-Sung, net of cash acquired	(5,071)	(1,419)
Purchase of Bridgeport kneemill technical information	(5,000)	—
Net cash (used in) investing activities	(13,772)	(15,255)

Financing activities
(Decrease) increase in short-term notes payable to bank	(2,274)	1,286
Increase in long-term debt	12,352	23,364
Net (purchases) sales of treasury stock	(40)	232
Dividends paid	(1,237)	(1,064)
Net cash provided by financing activities	8,801	23,818

Effect of exchange rate changes on cash	500	(366)
Net increase in cash	210	2,363

Cash at beginning of period	6,552	4,189

Cash at end of period	$6,762	$6,552

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